Exhibit 10.2

Execution Version

STRATEGIC SERVICES AGREEMENT

This Strategic Services Agreement (“Agreement”) is made on February 6, 2014 by and among Reverse Mortgage Investment Trust Inc., a Maryland corporation (“RMIT”), Reverse Mortgage Funding LLC, a Delaware limited liability company (“RMF”), and Brean Capital, LLC, a Delaware limited liability company (“Brean,” and together with RMIT and RMF, the “Parties”, and each, a “Party”).  Unless otherwise expressed, references herein to RMIT shall include all of its present and future subsidiaries, including but not limited to, RMF, at such times that any such companies become subsidiaries of RMIT.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Section 1.

WHEREAS, RMF intends to originate and securitize HECM Loans, Private Reverse Mortgages and other residential mortgage loans;

WHEREAS, pursuant to this Agreement, Brean will provide certain ongoing services to RMIT and RMF, including certain (1) marketing and securities placement services, (2) access to certain technology, (3) office space and (4) such other services that the parties mutually agree;

WHEREAS, prior to the execution of this Agreement, Brean has provided RMF with certain structuring and other services in connection with RMF’s business objectives and strategy, including but not limited to (i) advice regarding reorganizing the business into a real estate investment trust for U.S. federal tax purposes (the “REIT Structuring Services”), (ii) technology, infrastructure and facilities services (iii) securities and portfolio analytic, and modeling services and (iv) HMBS market pricing and research (collectively, the “Prior Services”), for which Brean will be entitled to a fee upon the closing of the 144A Offering as more fully described herein;

WHEREAS, following the closing of the 144A Offering, Brean will also provide certain additional ongoing services to RMIT and RMF, including certain analysis and development of RMIT’s portfolio of securities and assistance with market opportunities and developments;

WHEREAS, in consideration for providing such additional ongoing services, RMIT and/or RMF will pay certain fees to Brean as more fully described herein; and

WHEREAS, the Parties have agreed to enter into this Agreement in order to effect the forgoing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Defined Terms.

(a)                         “144A Offering” means the proposed offering of shares of Common Stock to “qualified institutional buyers” as defined in Rule 144A under the Securities Act, to certain persons outside the United States in an offshore transaction in reliance on Regulation S under the Securities Act, and to “accredited investors,” as defined in Rule 501(a), pursuant to Regulation D under the Securities Act.

(b)                         “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that beneficial ownership of 10% or more of the capital stock of a Person entitled to vote in the election of the board of directors or other governing body of such Person shall be deemed to be control.

(c)                          “Agreement” has the meaning set forth in the preamble.

(d)                         “Amendment” has the meaning set forth in Section 10(e).

(e)                          “Brean” has the meaning set forth in the preamble.

(f)                           “Business Day” means any day that is not a Saturday or a Sunday and excludes any day on which banking institutions are authorized or required by law or executive order to be closed in the State of New York.

(g)                          “Financial Services Technologies” means software, hardware and services provided by Intex, ZM Financial Systems, Inc.  or similar services.

(h)                         “Governmental Licenses” has the meaning set forth in Section 3(b).

(i)                             “HECM Loan” means a home equity conversion mortgage loan that is insured under the Federal Housing Administration’s home equity conversion mortgage program.

(j)                            “HMBS” means mortgage-backed securities backed by HECM Loans, the ultimate payment of principal and interest which are guaranteed by the Government National Mortgage Association.

(k)                         “Intellectual Property” has the meaning set forth in Section 3(a).

(l)                             “Material Adverse Effect” has the meaning set forth in Section 3(b).

(m)                     “Notice of Proposal to Negotiate” has the meaning set forth in Section 10(e).

(n)                         “Parties” have the meaning set forth in the preamble.

(o)                         “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(p)                         “Private Reverse Mortgage” means a reverse mortgage that is not insured by the Federal Housing Administration of the U.S. Department of Housing and Urban Development.

(q)                         “Prior Services” has the meaning set forth in the Recitals.

(r)                            “Qualified Board Members” has the meaning set forth in Section 10(d).

(s)                           “Qualifying Security” means any HMBS originated by RMF.

(t)                            “Renewal Date” has the meaning set forth in Section 10(a).

(u)                         “RMF” has the meaning set forth in the preamble.

(v)                         “RMF Acquisition” means the acquisition by RMIT of RMF pursuant to an agreement and plan of merger by and among RMIT, RMF Merger Sub LLC,  and RMF pursuant to which RMF will become a wholly owned subsidiary of RMIT.

(w)                       “RMIT” has the meaning set forth in the preamble.

(x)                         “Secondary Marketing Services” means the services set forth in Schedule A attached hereto.

(y)                         “Securities Act” means the U.S. Securities Act of 1933.

(z)                          “Securities and Portfolio Advisory Services” means third party market pricing verification, support and guidance provided to RMIT and to RMIT’s officers and directors, including: analyzing, modeling, and developing RMIT’s portfolio of securities; providing assistance with and analyzing the purchase price to be paid by RMIT for any securities, including, but not limited to, Qualifying Securities to be purchased from RMF; providing market data relating to financing options; assisting with and analyzing potential hedging options; providing market data to support RMIT’s structure and operations; providing research and market intelligence; and being available to provide advice to, and meet with, RMIT’s executive officers and directors upon their reasonable request.

(aa)                  “Services” has the meaning set forth in Section 5(a).

(bb)                  “Standard Services” has the meaning set forth in Section 5(a)(i).

(cc)                    “System Services” means the provision of access to certain systems, including the Financial Services Technologies, office space in Brean’s New York offices and other infrastructure support as may be agreed to by the Parties from time to time.

(dd)                  “Term” has the meaning set forth in Section 10(a).

(ee)                    “Termination Notice” has the meaning set forth in Section 10(d).

(ff)                      “Termination Extension Notice” has the meaning set forth in Section 10(d).

(gg)                    “Termination Period” has the meaning set forth in Section 10(d).

(hh)                  “Trade Confirmation” means an email or other written confirmation with respect to the purchase and sale of a Qualifying Security that includes the following information (to the extent available), among other relevant information, with respect thereto: CUSIP number, principal balance, price, temporary shelf number, and settlement date.

(ii)                          “Work Product” has the meaning set forth in Section 10(c).

2.                                      Representations and Warranties of the Parties.  Each of RMIT and RMF, on the one hand, and Brean, on the other hand, represents and warrants as follows:

(a)                         It is a registered corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the state of its organization.

(b)                         It has the requisite corporate or limited liability company power, as applicable, and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its part and this Agreement constitutes a valid and legally binding agreement by it enforceable against it in accordance with its terms.

(c)                          Compliance by it with its obligations under this Agreement does not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien upon any of its property or assets or any of its subsidiaries pursuant to, as applicable, (i) any of its organizational or constitutive documents, (ii) any provision of applicable law, (iii) any judgment, order or decree of any governmental body, agency or court having jurisdiction over it or any of its subsidiaries or (iv) or any material contract or agreement or other instrument binding upon it or any of its subsidiaries.

3.                                      Representations and Warranties of Brean.  In addition to the representations and warranties of Section 2 above, Brean represents and warrants to RMIT and RMF as follows:

(a)                         Brean owns, or has obtained valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), tradenames, copyrights, trade secrets, computer software and hardware systems, and other proprietary information being licensed by it or which are necessary for it to fulfill its obligations hereunder, including its obligation to provide access thereto or use thereof to RMIT (collectively, “Intellectual Property”); Brean has not received notice and is not otherwise aware of its infringement of, or conflict with, asserted rights of third parties with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate.

(b)                         Brean possesses such permits, licenses, approvals, consents, registrations, memberships and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate U.S. federal, state, local or foreign regulatory agencies or bodies necessary to perform its obligations hereunder; Brean is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, adversely affect its ability to perform its obligation under this Agreement (“Material Adverse Effect”); all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect; and neither Brean nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(c)                          Brean is a member of the Financial Institutions Regulatory Authority and a properly registered broker-dealer under the Securities Exchange Act of 1934, as amended and is duly licensed as a broker-dealer and authorized to sell securities under federal and state securities laws and regulations in all states where it will offer and sell securities.

4.                                      Purchases of Qualifying Securities by RMIT.  To the extent that RMIT intends to purchase any Qualifying Security, RMF, RMIT and Brean will enter into one or more agreements pursuant to which Brean will (i) first purchase such Qualifying Security from RMF and immediately thereafter sell such Qualifying Security to RMIT or (ii) place such Qualifying Security on behalf of RMF to RMIT, in each case in accordance with customary practices.  RMIT shall purchase such Qualifying Security from Brean for the price at which Brean purchased such Qualifying Security from RMF, excluding any fees or commissions to be paid by RMF to Brean in accordance with Section 6(a)(i)(B) below.

5.                                      Ongoing Services to be Provided by Brean.

(a)                         Subject to the terms of this Agreement, Brean shall provide the following services to RMIT and RMF, as applicable (together, the “Services”):

(i)                                     Commencing on the date hereof (together, the “Standard Services”):

(A)                               Secondary Marketing Services;

(B)                               System Services; and

(C)                               any other services on which the Parties agree.

(ii)                                  Commencing upon the closing of the 144A Offering, the Securities and Portfolio Advisory Services.

(b)                         Brean shall provide the Services exercising the same degree of care, priority and diligence as it exercises in performing the same or similar services for itself, its Affiliates and any other third-parties to which it owes a similar duty of care.

(c)                          Subject to the mutual agreement of the parties hereto acting reasonably, Services to be provided by Brean may be amended from time to time, to add any additional services or to modify or delete services.  During the Term, Service upgrades and improvements that Brean provides to its own internal organizations shall be made available to RMIT and RMF, as applicable, to the extent that Brean is legally permitted to offer such services, upgrades, or improvements to RMIT and RMF, as applicable, and to the extent that the Parties mutually agree upon the fee for any such additional service, upgrade, or improvement.  Brean shall use commercially reasonable efforts to obtain third-party consents and approvals to make such services, upgrades and improvements available to RMIT and RMF, as applicable. The Parties hereby agree that the fee for such additional services, upgrades or improvements shall be determined in good faith by the Parties based on the value of such services, upgrades or improvements in the market, to the extent applicable.

(d)                         Nothing in this Agreement shall preclude RMIT or RMF from obtaining, in whole or in part, services of any nature that may be obtainable from Brean, from its own employees or from providers other than Brean; provided, that RMIT and RMF shall not use any third party provider other than Brean for Secondary Marketing Services or System Services without Brean’s prior consent, and, provided, further, that nothing herein shall prohibit or prevent RMIT or RMF from obtaining market values from service providers other than Brean.

(e)                          In providing the Services, Brean as it deems necessary or appropriate in its sole discretion, may, at its own expense, (a) use the personnel of Brean or its Affiliates and (b) employ on a short or long-term basis the services of third parties to the extent such third party services are reasonably necessary for the efficient performance of any of such Services, provided, that, to the extent Brean employs such third party service providers to assist in its performance under this Agreement, such third parties shall acknowledge and agree to be subject to Sections 5(b) and 12 hereof, and, provided, further, that Brean shall remain responsible for all of its obligations hereunder (including any indemnification obligation) with respect to any such Services, whether provided by Brean or any party hired by Brean to provide any Services.

6.                                      Compensation.

(a)                         With respect to the Standard Services:

(i)                                     In addition to any other fees described herein:

(A)                               notwithstanding Section 5(d), RMF shall pay to Brean a fee of 0.20% of the principal balance of each HMBS issued by RMF as compensation for Secondary Marketing Services;

(B)                               in addition to the fees described in clause (A) above and Section 6(b)(i) below, RMF shall pay to Brean a fee of 0.10% of the principal balance of any Qualifying Security sold to or placed with RMIT, either as principal or agent; and

(C)                               subject to clause (ii) below, RMIT shall pay to Brean an annual system fee of $176,000 for the provision of the System Services, payable quarterly in arrears in cash ($44,000 per quarter); provided, that, to the extent RMF contracts with a service provider other than Brean to provide any Financial Services Technologies, the annual system fee set forth in this paragraph (C) shall be reduced by the amount of the cost that Brean would have otherwise incurred to provide such Financial Services Technologies.

(ii)                                  To the extent of any increase in the cost incurred by Brean for services underlying the Systems Services that Brean provides to RMIT, the Parties agree to negotiate in good faith to determine any additional amount that RMIT shall pay to Brean for the provision of the Systems Services.

(iii)                               On the first Business Day of each quarter, Brean will submit an invoice to RMF or RMIT, as applicable, for the fees due under clause (i) above (other than any fees that were previously paid in connection with any transaction) for the Services that were provided by Brean during the previous quarter.

(b)                         With respect to the Securities and Portfolio Advisory Services:

(i)                                     In addition to any other fees described herein, RMIT shall pay to Brean an annual advisory fee of $50,000 for the provision of any Securities and Portfolio Advisory Services provided by Brean following the closing of the 144A Offering, payable quarterly in arrears in cash ($12,500 per quarter).

(ii)                                  Brean shall include the quarterly portion of fees payable with respect to Securities and Portfolio Advisory Services under clause (i) above (other than any fees that were previously paid in connection with any transaction) in the invoice it delivers pursuant to Section 6(a)(iii) for the quarter following the quarter in which Brean provided such Services, and, if applicable, such amount shall be pro rata according to the portion of such quarter during which Brean provided such Services.

(c)                          With respect to the Prior Services:

(i)                                     In addition to any other fees described herein, RMF shall pay to Brean a one-time REIT structuring fee in the amount of $2,000,000 for the Prior Services, payable in cash within five Business Days following the later of (A) the closing of the 144A Offering and (B) the date hereof.

(ii)                                  Brean shall submit invoices to RMIT for the fee payable with respect to the Prior Services under clause (i) above (other than any fees that were previously paid in connection with any transaction) either (A) immediately as such fee becomes due and payable or (B) along with and as part of the invoice it delivers pursuant to Section 6(a)(iii) that immediately follows the quarter in which the 144A Offering has closed.

(d)                         All invoices delivered under to this Section 6 shall be sent to the attention of RMIT or RMF, as applicable, at the address set forth in Section 14 or to such other address as RMIT or RMF, as applicable, shall have specified by notice in writing to Brean.

(e)                          Payment of all invoices in respect of fees payable under this Section 6 shall be made by check or electronic funds transmission in U.S. Dollars within 45 days of the invoice date.  All payments shall be made to Brean at the account designated by Brean in the applicable invoice.

7.                                      Additional Obligations.

(a)                         RMIT shall comply with all applicable requirements of each license agreement related to the Financial Services Technologies.

(b)                         Brean shall comply with all legal and commercial requirements in connection with Secondary Marketing Services that would be reasonably applicable to RMF if RMF were to perform such services on its own behalf.

8.                                      Conditions to Effectiveness.

(a)                         The obligations of Brean to provide the Securities and Portfolio Advisory Services and the obligations of RMIT to pay Brean fees in respect thereof are subject to the condition precedent of that the 144A Offering has closed.

(b)                         The obligation of RMIT to pay Brean the fee in respect of the Prior Services is subject to the conditions precedent that (i) Brean has provided such Prior Services and (ii) the 144A Offering has closed.

9.                                      Indemnification.

(a)                         RMIT shall, to the full extent lawful, reimburse, indemnify and hold Brean, each of its subsidiaries, and each of its and their officers, directors, members, managers, stockholders and employees harmless for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and disbursements), in respect of or arising out of RMIT’s failure to perform its duties under Section 7.

(b)                         Brean shall, to the full extent lawful, reimburse, indemnify and hold RMIT, each of its subsidiaries, and each of its and their officers, directors, members, managers, stockholders and employees harmless for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and disbursements), in respect of or arising out of Brean’s or any of its stockholders’, directors’, officers’, members’, managers’, employees’, subcontractors’ or other third party’s bad faith, willful misconduct, negligence, or breach of contract in performing its duties under this Agreement.

(c)                          The right of any Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Party’s successors, assigns and legal representatives.

10.                               Term.

(a)                         Subject to Section 8, this Agreement shall become effective on the date hereof and shall remain in force for a three-year period, such period to be continuously renewable on each anniversary (the “Renewal Date”) for an additional one-year period upon the election of RMF and RMIT (the “Term”), upon 90 days prior written notice to Brean, unless terminated earlier pursuant to clause (b) below.

(b)                         This Agreement may be terminated in accordance with any of the following:

(i)                                     RMIT or RMF, on the one hand, or Brean, on the other hand, shall be permitted to terminate this Agreement, upon 15 days prior written notice to the other, upon a material breach of such other’s obligations under this Agreement; provided, however, that prior to providing such notice such non-breaching Party shall provide notice of such breach to the breaching Party and provide the breaching Party at least five Business Days to cure such breach.

(ii)                                  RMIT or RMF, on the one hand, or Brean, on the other hand, shall be permitted to terminate this Agreement immediately upon reasonably determining that either (A) such Party’s or Parties’ activities or (B) the activities of the other Party or Parties are illegal or otherwise in breach or violation of any required Governmental Licenses and or any applicable rules or regulations of a U.S. federal, state, local or foreign regulatory agency or body (including any Governmental Licenses required under Section 3(c) above); provided, however, that, in the case of clause (B) above, prior to any such termination the terminating Party shall provide the non-terminating Party (X) notice of such intended termination and (Y) at least 30 Business Days to cure such illegality, breach or violation.

(iii)                               RMIT shall be permitted to terminate any of the Services, or any component thereof, that Brean is providing hereunder, upon 15 days prior written notice to Brean, upon a material breach of Brean’s obligations with respect thereto; provided, however, that prior to providing such notice RMIT shall provide notice of such breach to Brean and provide Brean at least five Business Days to cure such breach. In the event any Service is terminated by RMIT, no fee shall be paid in respect thereof after such date.

(iv)                              This Agreement may be terminated upon mutual consent of the Parties.

(c)                          Upon notice of termination of this Agreement, Brean will return all books, records or files, including current or archived copies of computer files relating to RMIT or RMF that Brean used in connection with its performance under this Agreement (the “Work Product”), to RMIT or RMF, as applicable, as soon as reasonably practicable as well as comply with any reasonable request for cooperation made by RMIT or RMF for Brean to assist RMIT, RMF or a new service provider to RMIT in accessing, understanding and utilizing such books, records or files.  The Parties acknowledge and agree that all Work Product is the absolute and exclusive property of RMIT and RMF, as applicable, and that Brean is authorized to use the same only to the extent expressly permitted under the terms of this Agreement.  Brean acknowledges that all rights and title to the Work Product shall at all times be and remain with RMIT and RMF, as applicable, and Brean agrees that it shall not acquire or obtain any right, title or interest in such Work Product.

(d)                         Notwithstanding any other provision of this Agreement to the contrary, during the 60-day period following the closing of the RMF Acquisition, RMIT shall have the right, but only with the approval and at the direction of a majority of the independent and disinterested members of the board of directors of RMIT (the “Qualified Board Members”), and then only based upon a determination by such majority that this Agreement is no longer in the best interests of the Company and its stockholders, and subject to subsection (e) below, to terminate this Agreement by providing 90 days’ prior written notice of termination to Brean (a “Termination Notice”, and such 90-day period, the “Termination Period”).  Such Termination Notice shall specify in reasonable detail the basis for the determination that this Agreement is no longer in the best interests of the Company and its stockholders.  Following delivery of the Termination Notice, the Termination Period may be extended for up to an additional 90-day period upon RMIT delivering written notice (the “Termination Extension Notice”) to Brean by 5:00 p.m. Eastern time on the last day of the Termination Period (provided, that if the last day of the Termination Period is not a Business Day, extension notice must be delivered by 5 pm on the next succeeding Business Day) indicating its intention to extend the Termination Period, based upon the approval by a majority of the Qualified Board Members.  Such extension shall be within the sole discretion of RMIT.

(e)                          Notwithstanding the provisions of subsection (d) above, in the event RMIT delivers a Termination Notice to Brean, Brean shall have the right, during the 30-day period after Brean’s receipt of such Termination Notice, to deliver to RMIT a written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the terms of this Agreement to address the concerns identified in the Termination Notice.  Thereupon, RMIT and Brean shall endeavor to negotiate in good faith an amendment to this Agreement (an “Amendment”), subject to approval of such Amendment by a majority of the Qualified Board Members.  If RMIT and Brean agree to an Amendment within 30 days following RMIT’s receipt of the Notice of Proposal to Negotiate, the applicable Termination Notice from RMIT shall be deemed withdrawn and of no further force and effect, and this Agreement shall continue in full force and effect on the terms stated in such Amendment.  In the event that RMIT and Brean are unable to agree on the terms of an Amendment during such 30-day period, this Agreement shall terminate on the 90th day after the date on which the Termination Notice was delivered to Brean (unless such 90-day period is extended in accordance with subsection (d) above, in which case this agreement shall terminate on the date set forth in such Termination Extension Notice).

11.                               Survival.  The respective representations and warranties and indemnities of the Parties, and Brean’s right to receive accrued and unpaid fees for Services provided by it pursuant to Section 6 prior to the effective date of termination, shall survive any termination of this Agreement.

12.                               Confidentiality.  The existence, nature, terms and conditions of this Agreement are strictly confidential and shall not be disclosed by any of the Parties in any manner or form, directly or indirectly, to any person or entity under any circumstances, without the consent of the other Parties.  RMIT, RMF and Brean agree to maintain in confidence any information received by them regarding the other, its business and assets and the existence of this Agreement and its contents, together with all analyses, compilations, forecasts, studies or other documents or materials, whether prepared by such Party or its Representatives (as defined below), that contain or otherwise reflect or are based upon such information (together with the existence, nature, terms and conditions of this Agreement, the “Confidential Information”); provided, that, the confidentiality obligations hereunder do not apply to information which, (i) was or becomes generally available to the public on a non-confidential basis or (ii) was within such Party’s possession, custody or control prior to it being furnished to it by or on behalf of the other; and provided further¸ that, no Party shall be prohibited hereunder from disclosing any Confidential Information (A) to those of its officers, directors, members, managers, stockholders, employees, consultants and advisors (collectively, “Representatives”) to whom it reasonably believes it should be communicated to carry out such Party’s obligations hereunder and who are advised of the confidentiality obligations contained herein, notwithstanding which,  each Party shall be responsible for any breach by one of its Representatives of the confidentiality obligations contained in this section or (B) in any offering or other document with respect to the 144A Offering or any other public or private offering of securities by RMIT or any successor, including, but not limited to, any registration statement filed with the SEC or any other regulatory body.

13.                               Assignment.  Except as set forth herein, no Party may assign this Agreement, in whole or in part, whether directly or indirectly by merger, consolidation or other transfer of assets substantially or as an entirety, without the prior written consent of RMIT and RMF, on the one hand, or Brean, on the other hand, as applicable.

14.                               Notices.  Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)                                 If to RMIT or RMF:

Reverse Mortgage Investment Trust Inc.
1455 Broad Street, 2nd Floor
Bloomfield, New Jersey 07003
Attention: Craig Corn
Facsimile: + 1 (973) 860-0919
Email: ccorn@reversefunding.com

With a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention:  Andrew S. Epstein
Facsimile:  +1 (212) 878-8375
Email:  andrew.epstein@cliffordchance.com

(b)                                 If to Brean:

Brean Capital, LLC
1345 Avenue of the Americas
New York, New York 10105
Attention:  Robert Fine
Facsimile:  +1 (212) 247-0178
Email:  rfine@breancapital.com

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 14 for the giving of notice.

15.                               Binding Nature of Agreement; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

16.                               Entire Agreement.  This Agreement contains the entire agreement and understanding among the Parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement.  The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.  This Agreement may not be modified or amended other than by an agreement in writing signed by the Parties.

17.                               GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.  Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

18.                               Waiver of Jury Trial.  Each Party hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

19.                               No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

20.                               Specific Performance.  In the event of a breach by any Party of its obligations under this Agreement, any Party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The Parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the Parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  In the event of any breach of this Agreement by any Party hereto, each such breaching Party agrees to indemnify the persons to whom a representation and warranty is given or an obligation is owed under this Agreement for all damages, costs and expenses (including reasonable attorneys’ fees) actually incurred as a result of any such breach.

21.                               Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

22.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

23.                               Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

24.                               Gender.  Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REVERSE MORTGAGE INVESTMENT TRUST INC.

By:	/s/ Craig Corn
Name: Craig Corn
Title: Chief Executive Officer

REVERSE MORTGAGE FUNDING LLC

By:	/s/ Robert Sivori
Name: Robert Sivori
Title: Chief Operating Officer

BREAN CAPITAL, LLC

By:	/s/ Robert M. Fine
Name: Robert M. Fine
Title: Chief Executive Officer

(Signature page to Strategic Services Agreement)

SCHEDULE A

Secondary Marketing Services

•                  Manage RMF’s HECM Loan pipeline and assist RMF with its hedging strategies.

•                  Advise and assist RMF in selling HMBS to, and trading HMBS with, third parties.

•                  Provide daily clearing levels for HMBS within the HMBS market.

•                  Advise and assist RMF on pooling HECM Loans into pools to back HMBS to meet the requirements of the Government National Mortgage Association and potential investor needs, including but not limited to, Qualifying Securities to be offered to RMIT.

•                  Assistance in the creation of data files related to the issuance of HMBS.

•                  Provide market values to RMIT and RMF at least monthly and more frequently upon reasonable request.